Exhibit 99.1

FOR IMMEDIATE RELEASE

October 7, 2013

CenterState Banks, Inc.

To announce Third Quarter 2013 Earnings

Results on October 29, 2013

DAVENPORT, FL. – October 7, 2013 - CenterState Banks, Inc. (NASDAQ: CSFL) announced today that it will release third quarter earnings results on Tuesday, October 29, 2013, after the market closes. Upon release, investors may access a copy of CenterState’s earnings results at the Company’s website at www.centerstatebanks.com and selecting “Third Quarter 2013 Earnings Results” under the heading “Press Releases.”

CenterState will host a conference call on Wednesday, October 30, 2013 at 10:00 a.m. (Eastern Time) to discuss the Company’s third quarter 2013 results. Investors may call in (toll free) by dialing (866) 393-0571 (passcode 78033001; host: Ernest S. Pinner).

Alternatively, individuals may listen to the live webcast of the presentation by visiting the link at CenterState’s website at www.centerstatebanks.com.

An audio replay of the presentation will be available by the evening of October 30, 2013 at CenterState’s website located in the subsection “Presentations” under the heading “News and Market Data.”

CenterState, headquartered in Davenport, Florida, between Orlando and Tampa, is a bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through one subsidiary bank with 55 full service branch banking locations in 18 counties throughout Florida. Through its subsidiary bank, the Company provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of its subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in Southeastern United States.